                                                                      EXHIBIT 11

                         BITSTREAM INC AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE


                                                       3 MOS             3 MOS
                                                       ENDED             ENDED
                                                      3/31/96           3/31/97
                                                     ----------       ----------
Preferred Stock, Convertible                          3,173,737            --
Common Stock - Class A                                  281,813        5,496,691
Common Stock - Class B Convertible                       30,864          422,026
                                                      ---------        ---------
Weighted average common shares
   outstanding during
   the period                                         3,486,414        5,918,717

Dilutive effect of common stock options               1,249,357        1,026,673
   and warrants

Weighted average common and common
   equivalent
   shares outstanding                                 4,735,771        6,945,390

Net income adjusted for assumed
   interest expense
   savings and incremental interest                  $  605,680       $  241,593
   income

Net income per common and common                     $     0.13       $     0.03
   equivalent share



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